Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this July 1, 2019 (“Effective Date”) by and between BRICKELL BIOTECH, INC., a Delaware Company with a business address located at 5777 Central Avenue, Suite 102, Boulder, CO 80301 (the “Company”), and DAVID R. McAVOY, an Indiana resident, with an address of 9326 Timber Crest Lane, Indianapolis, IN 46256 (the “Executive”).

RECITALS:

WHEREAS, the Company seeks to employ Executive as General Counsel of the Company; and

WHEREAS, the Executive is willing to make his services available to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the recitals, premises and mutual covenants set forth herein, the parties agree as follows:

1.Employment/Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as General Counsel of the Company and satisfactorily complete the legal responsibilities commensurate with those duties and responsibilities of such senior management position. Executive shall report to the Company’s Chief Executive Officer (“CEO”). Additionally, Executive shall perform diligently all other services Executive undertakes to assist the Company and shall exercise such power and authority as may from time to time be delegated to him by the Company’s CEO. The foregoing shall not limit his right to be involved during business hours in not-for-profit, civic or charitable activities that would benefit the Company’s reputation nor limit the Executive’s right to serve as an advisor or board member for other non-competing corporate or not-for-profit entities, provided such outside activities do not conflict or impede Executive’s performance of his duties and responsibilities to the Company. The Company reserves the right to request that the Executive resign from such outside roles in the event that the Company perceives that the Executive is devoting less than his full-time attention to his responsibilities at the Company.

2.Term/Consulting Period. Executive shall commence employment with the Company on July 1, 2019, unless the Company requests a different start date depending on its ability to complete financing and Executive agrees (“Start Date”); provided, however, that the Start Date in any circumstance will be at least two (2) weeks prior to the Company going public as determined by being listed on any national securities exchange for trading. The Executive’s employment shall be at-will, meaning that the Executive or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice, subject to severance provisions set forth below. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in the Agreement as the “Term of Employment”, and the date on which the Term of Employment shall expire is sometimes referred to in the Agreement as the “Termination Date”).

3.	Compensation.

3.1    Base Salary. The Company shall pay Executive an initial base salary at the annual rate of Two Hundred Seventy Thousand Dollars ($270,000.00) (the “Base Salary”). The Company shall review the Executive’s Base Salary from time to time and the Company may, but shall not be required to, increase the Base Salary during the Term of Employment. However, Executive's Base Salary may not be decreased during the Term of Employment other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Company. All salary is payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices.

3.2	Equity and Bonuses.

a.Annual Bonus. For each fiscal year of the Term of Employment (“Bonus Period”), Executive shall be eligible to receive an annual performance bonus of up to 30% of Base Salary (the "Performance Bonus"), based upon the achievement of mutually agreed performance milestones established by the Board, provided nothing herein shall be a guarantee of any amount of bonus, or any bonus at all. For 2019, the Bonus Period will be prorated from the Effective Date of this Agreement. In order to be eligible to receive a Performance Bonus, Executive must be employed for the full fiscal year to which the Performance Bonus applies, except for 2019 where a Performance Bonus will be calculated pursuant to the foregoing. Except as expressly provided herein, the Company shall have no obligation to provide Executive a pro rata portion of any Performance Bonus and no Performance Bonus is earned unless and until such a determination has been made by the Company at the conclusion of the applicable Bonus Period. Such Performance Bonus, if any, is subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices and is hereby incorporated into this Agreement by reference. Any bonus payable pursuant to this Section 3.2 shall be paid by the Company to the Executive within two (2) months after the end of the applicable Bonus Period in which they are earned.

4.Equity. The Company shall recommend that the Board grant to Executive an incentive stock option to purchase, pursuant to an option agreement to be given to Executive upon signing this Agreement, 118,000 shares of Company Common Stock, (the “Common Stock”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board (the “Option Grant”). The Initial Option Grant is intended to represent approximately 1.50% of the Fully Diluted Shares (as defined below) currently outstanding. For the purposes of this Agreement, “Fully Diluted Shares” shall be calculated by adding (x) the number of outstanding shares of capital stock of the Company, plus (y) the number of shares of Company common stock subject to issuance under outstanding options or warrants, plus (z) the number of unallocated shares of Company common stock reserved for issuance pursuant to the Company’s stock option plans, in each case, as of the close of the business day preceding the date of determination. Subject to the vesting acceleration terms described in this Agreement, fifteen percent (15%) of the Option Grant shall vest on the Start Date and twenty- percent (25%) of the Option Grant shall vest (or be released from the Company’s repurchase right, as applicable) one year from the Start Date subject to Executive’s continuing employment with the Company. The remaining shares subject to the Option Grant shall vest (or be released from the Company’s repurchase right, as applicable) monthly over the next (36) months in equal monthly amounts subject to Executive’s continuing employment with the Company and any vesting acceleration terms of the Agreement. Any shares acquired upon exercise of the Option Grant, will be subject to the terms and conditions of the Company’s equity incentive plan and option agreement to be entered into between Executive and the Company.

Subject to any vesting requirements as set forth herein (and in the applicable stock option agreements), the Option Grant may be exercised early at any time after the respective grant dates for all or any part of the shares subject to this Option Grant.

5.	Expense Reimbursement and Other Benefits.

4.1    Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.2    Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical insurance plans and any and all other plans as are presently and hereafter offered by the Company to its executives and their spouses, domestic partners and immediate families.

4.3	Relocation Assistance. The Company shall reimburse Executive for up to
$3,000 per month in temporary living expenses toward the costs of maintaining a residence in Boulder County, Colorado for a maximum period of twenty-four (24) months, unless extended by the Company based on then current business needs. Notwithstanding the foregoing, during the Term of Employment, the Company will reimburse Executive for relocation expenses associated with purchasing a home in Colorado to serve as Executive’s primary residence and movement of Executive’s household goods to Colorado up to a maximum amount of $40,000 (“Relocation Payments”). Expenses eligible for reimbursement as Relocation Payments hereunder, subject to the stated maximum, include the travel and accommodation expenses of house hunting trips and the cost of packing and moving the Executive’s household goods from Indiana to Colorado. Should Executive voluntarily resign from the Company without Good Reason (as defined herein) or should the Company terminate Executive for Cause (as defined herein) within twelve (12) months of Executive’s relocation, Executive agrees to repay to the Company a pro rata portion of all Relocation Payments paid to Executive by the Company. If applicable, such amount shall be payable immediately upon resignation or termination of employment, depending on the circumstance. In addition, Executive agrees and authorizes the Company to deduct any amounts owed to the Company pursuant to this Section 4.3 from Executive’s final paycheck and any other amounts that the Company otherwise might pay upon termination. All reimbursements provided pursuant to this Section 4.3 shall be subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices. The Company shall not be obligated to make any more additional Relocation Payments if and after the Company opens an office in Indiana during the Term of Employment, unless the Company and Executive agree that the Executive should make his primary work place and residence in Boulder County, Colorado.

4.4	Other Benefits.

a.Personal Days. The Executive shall be entitled to twenty-five (25) days of paid personal days annually, including vacation days, sick days and time off for personal matters. Such personal days are to be taken at such times as the Executive and the Company shall mutually determine. Personal days shall not interfere with the duties required to be rendered by the Executive hereunder.

b.Association and Other Dues. During the Term of Employment, the Company may pay reasonable initiation fees and dues payable in connection with the Executive’s membership(s) in those clubs and activities, costs associated with continuing legal education to fulfill the state bar requirements applicable to the Executive, and the annual fees charged by the Indiana judicial system for maintaining attorney licensing in good standing, that in the opinion of the Board are in furtherance and directly related to the active conduct of the Company’s business and are consistent with sound financial and tax planning.

c.Miscellaneous Benefits. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

5.	Termination.

5.1    Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under this Agreement or any other Company agreements, including without limitation the Company Protection Agreement (see Exhibit A of this Agreement), between the parties which is not cured within fifteen (15) days after receipt by the Executive of written notice of same; (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder; (iii) conviction of any crime which involves dishonesty or a breach of trust; or (iv) gross negligence in connection with the performance of the Executive's duties hereunder, which is not cured within fifteen (15) days after written receipt by the Executive of written notice of same. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall pay to the Executive his Base Salary to the date of termination. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.2    Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s disability plan as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice; and (ii) pay to the Executive his accrued but unpaid Performance Bonus, if any, for any Bonus Period ending on or before the date of termination of the Executive’s employment with the Company. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.3    Death. Upon the death of the Executive during the Term of Employment, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death; and (ii) pay to the estate of the deceased Executive his accrued but unpaid Performance Bonus, if any, for any Bonus Period ending on or before the Executive’s date of death. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.4    Termination Without Cause. At any time, the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.4, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice; and (ii) pay to the Executive the accrued and/or pro-rated but unpaid Performance Bonus, if any, for any period ending on or before the date of the termination of the Executive’s employment with the Company. Subject to Section
5.7 below, the Company shall pay to the Executive the equivalent of six (6) months of Executive's Base Salary in the form of salary continuation commencing on the first regularly scheduled payroll date following the effective date of the Release described in Section 5.7 below and reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents for six (6) months following the effective date of termination (“Severance Benefits”). The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.5	Termination by Executive for Good Reason.

a.    At all times, the Executive shall have the right, upon fifteen (15) days written notice to the Company, to terminate the Term of Employment. Upon termination of the Term of Employment pursuant to this Section 5.5(a) by the Executive, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice; and (ii) pay to the Executive his accrued but unpaid Performance Bonus, if any, for any Bonus Period ending on or before the termination of Executive’s employment with the Company.

b.	Upon termination of the Term of Employment pursuant to this Section
5.5    by the Executive for Good Reason, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice; and (ii) pay to the Executive the accrued and/or pro-rated but unpaid Performance Bonus, if any, for any Bonus Period ending on or before the termination of Executive’s employment with the Company. Subject to Section 5.7 below, the Company shall pay to the Executive the equivalent of six (6) months of Executive's Base Salary in the form of salary continuation commencing on the first regularly scheduled payroll date following the effective date of the Release described in Section 5.7 below and reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents for six (6) months following the effective date of termination (“Severance Benefits”). The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

c.    For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided however, that in order to effect resignation for Good Reason all of the following must occur: (i) Executive must provide the Company with written notice within a sixty-day period following the event(s) giving rise to Executive’s intent to voluntarily resign his employment for Good Reason (ii) such event is not remedied by Company within thirty (30) days following the Company’s receipt of such written notice; and (iii) Executive’s resignation is effective no later than thirty (30) days after the expiration of such thirty (30)-day cure period.

5.6	Change in Control of the Company.

a.    Payments. In the event that a termination of employment without Cause or for Good Reason occurs within twelve (12) months following a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company, subject to Section 5.7 below, the Company shall pay to the Executive the equivalent of twelve (12) months of Executive's Base Salary in a lump sum, reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents for twelve (12) months following the effective date of termination, and fully accelerate the vesting of all outstanding, unvested options or other equity instruments of Company Common Stock such that all such equity shall be vested, immediately and exercisable (“Severance Benefits”). The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused paid, personal days that have accumulated during the calendar year in which such termination occurs).

b.    For purposes of this Agreement, the term “Change in Control” shall mean approval by the shareholders of the Company of (i) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (ii) a liquidation or dissolution of the Company, or (iii) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

5.7    Release and Resignation Requirement. The Severance Benefits are conditional upon (i) Executive’s delivering to the Company and making effective and irrevocable a general release of all claims in favor of the Company, in a form reasonably acceptable to the Company (the “Release”), which release shall be effective not later than 45 days following the date of the applicable termination or resignation; (ii) Executive’s complying with the Release including any cooperation, non-disparagement or confidentiality provisions contained therein and continuing to comply with Executive’s obligations under the terms of this Agreement, including any non-solicit and/or non-compete provisions that may be included, and the terms of the Company Protection Agreement; and (iii) Executive’s resignation, to be effective no later than the date of Executive’s termination or resignation date (or such other date as reasonably requested by the Company).

5.8    Survival. The provisions of this Article 5 shall survive the termination or expiration of this Agreement, as applicable.

6.	Restrictive Covenants.

6.1    Non-Competition. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason other than by the Company without Cause (as defined in Section 5.1 hereof) or by the Executive for Good Reason (as defined in Section 5.5 hereof), the Executive, directly or indirectly, shall not engage in or have any interest in any sole proprietorship, partnership, Company or business or any other person or entity (whether as an Executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in direct competition with the Company (for this purpose, any business that engages in the drug development business utilizing those specific pharmaceutical compounds developed, licensed or owned by the Company or any of its subsidiaries during the Executive’s Term of Employment to the Executive’s Termination Date shall be deemed to be in direct competition with the Company); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such Company.

persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (ii) a liquidation or dissolution of the Company, or (iii) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

5.7    Release and Resignation Requirement. The Severance Benefits are conditional upon (i) Executive’s delivering to the Company and making effective and irrevocable a general release of all claims in favor of the Company, in a form reasonably acceptable to the Company (the “Release”), which release shall be effective not later than 45 days following the date of the applicable termination or resignation; (ii) Executive’s complying with the Release including any cooperation, non-disparagement or confidentiality provisions contained therein and continuing to comply with Executive’s obligations under the terms of this Agreement, including any non-solicit and/or non-compete provisions that may be included, and the terms of the Company Protection Agreement; and (iii) Executive’s resignation, to be effective no later than the date of Executive’s termination or resignation date (or such other date as reasonably requested by the Company).

5.8    Survival. The provisions of this Article 5 shall survive the termination or expiration of this Agreement, as applicable.

6.	Restrictive Covenants.

6.1    Non-Competition. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason other than by the Company without Cause (as defined in Section 5.1 hereof) or by the Executive for Good Reason (as defined in Section 5.5 hereof), the Executive, directly or indirectly, shall not engage in or have any interest in any sole proprietorship, partnership, Company or business or any other person or entity (whether as an Executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in direct competition with the Company (for this purpose, any business that engages in the drug development business utilizing those specific pharmaceutical compounds developed, licensed or owned by the Company or any of its subsidiaries during the Executive’s Term of Employment to the Executive’s Termination Date shall be deemed to be in direct competition with the Company); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such Company.

6.2    Non-Disclosure. The Executive shall not at any time divulge, communicate or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's business plan, financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law, that was independently developed by Executive, and/or which Executive has a lawful right to disclose.

6.3    Non-Solicitation of Executives and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination or expiration of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, Company, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any Executive or former Executive of the Company, unless such Executive or former Executive has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

6.4    Books and Records. All books, records, and accounts relating in any manner to the confidential business of the Company, customers, clients or prospects of the Company, reports, documents, analyses, or any other such Confidential Information whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's reasonable request at any time.

6.5    Definition of Company. Solely for purposes of this Article 6, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company during the periods described herein.

6.6    Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

6.7    Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.8    Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.9    Survival. The provisions of this Article 6 shall survive the termination or expiration of this Agreement, as applicable.

7.Mediation. In the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation after a reasonable period, the parties hereby agree first to attempt in good faith and also over a reasonable period to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to litigation or some other dispute resolution procedure. If the efforts required in this Article 7 fail to yield a mutually agreed settlement, then the parties will move to Article 8.

9.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boulder County, Colorado in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration

Association then in effect (except to the extent that the procedures outlined below differ from such rules or the parties otherwise agree). Within thirty (30) days after written notice by either party has been given to the other party that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the Company. The cost of any attorney fees shall be borne by each party individually, unless the payment of such fees is awarded to the prevailing party by the arbitrators. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

10.Assignment. This Agreement is personal in nature and accordingly may not be assigned by the Executive, in whole or in part, without the prior written consent of the Company, which may be withheld in its sole discretion. The Company may, in its sole discretion, assign this Agreement and all of its rights, benefits and obligations hereunder, whether by agreement or by operation of law.

11.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of laws issues.

12.Entire Agreement. This Agreement, including Exhibits A (Company Protection Agreement) and B (Indemnification Agreement), constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

13.Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested, or sent by confirmed e-mail or facsimile transmission addressed as set forth herein. Notices personally delivered, sent by e-mail or facsimile, or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Brickell Biotech, Inc., 5777 Central Avenue, Suite 102, Boulder, CO 80301, Attention: CEO, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give written notice of to the other.

14.Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives,

successors and, where applicable, assigns, including without limitation any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets, or otherwise.

15.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

16.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

17.Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

18.Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

20.Indemnification. The Company will indemnify the Executive pursuant to the terms and conditions of the Indemnification Agreement attached hereto as Exhibit B.

21.	Section 409A.

20.1    General Compliance. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement only may be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment only shall be made upon a

"separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non- compliance with Section 409A.

20.2    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that otherwise would have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

20.3    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other calendar year;

(b)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

20.4    Tax Gross-ups. Any tax gross-up payments provided by this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes. The parties agree to decide when a tax gross-up would be appropriate hereunder such as where the plain intent is to make Executive whole.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Corporation:		Employee:

BRICKELL BIOTECH, INC.
A Delaware corporation

By:	/s/ Robert B. Brown, CEO	By:	/s/ David R. McAvoy
Robert B. Brown, CEO
President and Chief Scientific Officer			David R. McAvoy, Individually

EXHIBIT A – COMPANY PROTECTION AGREEMENT

(To be attached)

EXHIBIT B - INDEMNIFICATION AGREEMENT

(To be attached)

August 27, 2019

David R. McAvoy
9326 Timber Crest Lane
Indianapolis, IN 46256

Re: Amendment to Employment Agreement

Dear Mr. McAvoy,

You are receiving this letter as an amendment to the employment agreement that you previously signed between you and Brickell Biotech, Inc., a Delaware corporation (the “Corporation”) effective July 1, 2019 (“Employment Agreement”). All capitalized terms in this letter agreement not otherwise defined in this letter agreement are as defined in the Employment Agreement. The Corporation desires to amend the Employment Agreement as noted below to update language in the Bonus Section of the Employment Agreement as follows.

Accordingly, effective as of the date of this letter agreement, the terms of Section 3.2a of the Employment Agreement are hereby deleted and replaced with the ensuing language in quotation marks:

            “a.  Annual Bonus.  For each fiscal year of the Term of Employment (“Bonus Period”), Executive will be eligible to receive an annual target performance bonus of 30% of Base Salary (the "Performance Bonus"), based upon the achievement of mutually agreed performance milestones established by the Board, provided nothing herein shall be a guarantee of any amount of bonus, or any bonus at all.  For 2019, the Bonus Period will be calculated based on the annualized Base Salary and will not be pro-rated from the Effective Date of this Agreement. In order to be eligible to receive a Performance Bonus, in addition to the other requirements provided herein, Executive must be employed for the full fiscal year to which the Performance Bonus applies, with the exception of 2019, in which Executive must be employed from the Effective Date through the end of the calendar year. The Company shall have no obligation to provide Executive a Performance Bonus unless and until such a determination has been made by the Company consistent with the criteria described above at the conclusion of the applicable Bonus Period. Such Performance Bonus, if any, is subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices and is hereby incorporated into this Agreement by reference. Any bonus payable pursuant to this Section 3.2 shall be paid by the Company to the Executive within two (2) months after the end of the applicable Bonus Period in which they are earned.”

You agree and acknowledge that your Employment Agreement remains in full force and effect as amended by this letter agreement. You must sign and return this amendment no later than August 27, 2019. If you do not sign and return this amendment, your Employment Agreement shall remain in full force and effect as drafted without regard to the clarifying changes in this amendment.

Sincerely,

Corporation:

Brickell Biotech, Inc.
A Delaware Company

By:	/s/ Robert B. Brown

Name: Robert B. Brown
Title: CEO

Executive:

/s/ David R. McAvoy

Name: David R. McAvoy
Title: General Counsel/Chief Compliance Officer

Date: August 27, 2019